Page 1 of 3 Board Committee Extraordinary Service Compensation Policy CEA Industries Inc. (NASDAQ: BNC) is a publicly traded mid-cap company with an equity market capitalization in the mid- hundreds of millions of dollars, typical of dynamic growth and special situation profiles that require elevated director engagement beyond routine governance. Purpose This policy establishes a clear framework for compensating Independent Directors serving on Board Committees for extraordinary services performed outside the scope of routine Board and Committee duties. While adopted in connection with the Company’s current shareholder activist defense and related strategic matters, this policy applies to any future special situation or extraordinary event that requires materially increased director engagement. This Policy is intended to ensure fair compensation for material, incremental work arising from extraordinary circumstances; clearly distinguish such work from routine Board service; provide objective structure related to additional compensation; and maintain appropriate oversight and transparency. 1.Definition: Regular Board Duties This policy is not meant to cover services that are part of standard Board and Committee obligations and responsibilities, including: • Preparation for and participation in regular Board meetings • Preparation for and participation in Committee meetings • Routine review of financial and operational disclosures (10-Q, 10-K, earnings releases) • Standard oversight communications with management • Ordinary Committee responsibilities, governance and compliance activities Guiding principle: If the duty exists in typical Board and Committee service without extraordinary events, it does not justify additional compensation. This policy is dynamic. To the extent extraordinary commitments increase or decrease over time for any Committee, the Compensation Committee will monitor activity levels and advise the Board of the need to adjust the monthly extraordinary Committee service payments accordingly. 2.Basis for Committee Additional Compensation for Extraordinary / Special Situations Activities Committee members may receive additional compensation when they devote a material amount of time to extraordinary activities that: a. Occur outside scheduled Board or Committee meetings;

Page 2 of 3 b. Are outside the scope of normal Board duties; and c. Arise from special situations or extraordinary events involving the Company. Extraordinary activities may include, without limitation, activities such as: i. Activist or Significant Shareholder Engagement • Calls or meetings with activist investors or their representatives • Preparation and strategy related to settlement, defense or negotiations, including calls with advisory teams (e.g., legal and communications) ii. Crisis or Special Situation Work • Unscheduled organization-wide strategy calls or special Committee calls outside the normal meeting cycle • Rapid response planning or heightened oversight during material events • Additional diligence or review driven by crisis-related or time-sensitive needs iii. Legal / Advisory Coordination • Meetings with outside counsel, proxy advisors, bankers, auditors • Participation in formal investigations, dispute resolution or threatened claims • Negotiation of material agreements and other crisis activity including those involving Company’s treasury assets iv. Extraordinary Governance • Director candidate vetting due to board restructuring • Strategic reviews triggered by special external pressures or special circumstances 3.Authorization Upon adoption of this Policy, monthly extraordinary Committee payments are authorized in addition to standard Board and Committee compensation, subject to ongoing review by the Compensation Committee and the Board as circumstances warrant. 4.Reasonable & Fair Rates (Benchmarked) Given CEA’s market cap profile and current governance demands, the following monthly rates are authorized, effective February 1, 2026 except as indicated: Role / Service Type Monthly Rate Audit Committee $8,000 Compensation Committee $8,000

Page 3 of 3 Nominating and Governance Committee $8,000 Special Litigation Committee (eff. July 1, 2026) $8,000 Strategic Committee $8,000 These rates align with market practice for boards with elevated strategic demands, appropriately compensating for significant time beyond typical Board and Committee service. 5.Review & Disclosure • The Compensation Committee will review, at least quarterly, the appropriateness of the monthly extraordinary fee for each Committee based on actual time commitments, and report to the full Board. Any finding that the monthly rate requires adjustment for any or all committees will be documented in writing by the Chairman of the Compensation Committee and shared with the Company’s CEO, CFO and Controller. • Public disclosure of such compensation will be made in accordance with SEC and proxy statement requirements under “Additional compensation for extraordinary services rendered outside the scope of normal Board duties.”